Exhibit 23.6

CONSENT OF ALLEN C. EWING & CO.

We hereby consent to the inclusion in this Registration Statement on Form S-4 of ABC Bancorp, of our opinion to the board of directors of First National Banc, Inc., included as Appendix C to the Proxy Statement/Prospectus forming part of this Registration Statement, and to the reference to such opinion and to our firm therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission issued thereunder.

/s/ Allen C. Ewing & Co.

Jacksonville, Florida

September 12, 2005